Exhibit 4.57

MANAGEMENT SERVICES AGREEMENT

This Management Agreement (the "Agreement") is made as of July 24, 2019 (the "Effective Date"), among Native American Agricultural Company, Company incorporated under the laws of New Mexico with its office located at Farm Rd and 5th Lane, Shiprock NM, 87420, ("NAAC" or "Contractor"), and CBD and Hemp Group Co., Ltd., a Delaware corporation located at 4677 Old Ironsides Drive ("Company"), and Hemp Biotechnology, Inc., ("Management"), a California Limited Liability Company, with office, located at 24301 Southland Drive 217a, Hayward CA, 94545.

Recitals

WHEREAS, the Company is in the business of the cultivation, distribution, manufacturing and selling of hemp.

WHEREAS, the Contractor has a background in Agricultural Development and Cultivation Services upon the Sovereign Navajo Nation and is willing to provide services to Company based on its experience and background;

WHEREAS, the Management owns the specialized knowledge and related experience in cultivation, distribution and manufacturing of hemp, and the Company agrees to engage the Management, and the Management agrees to accept such engagement, as the management team and supervisor in relation to the performance under this Agreement;

NOW THEREFORE, the Company, the Management and the Contractor (each, a "Party"; together, the "Parties"), agree as follows:

1.	Basic Agreement

Contractor hereby proposes to cultivate and to provide to Company all services, (see Exhibit A), including but not limited to perform the work of Farm Preparation, Securing Seeds, Planting Seeds, Maintain Plant Count, Watering, Weeding, Male Plant Culling, Fertilization, Harvesting, Drying, Weighing, Packaging, Delivery and Marketing of Cannabis from Hemp in Compliance with all Regulations and Laws of the Navajo Nation San Juan River Farm Board and the state of New Mexico and agrees to accept the management and supervision of the Management who acts as the representative on behalf of the Company. Contractor agrees to provide all services and work from planting to sale and delivery of hemp products produced under this Agreement.

2.	Grower Fee and Payment Schedule

(1)       The Company shall pay to the Contractor, as grower fee under this Agreement in the amount of US $1,143,750.00 ("Grower Fee") to the bank account of the Contractor (See Exhibit F)

The Company Agrees to pay the Grower Fee according to the below schedule:

(i)	The Down Payment: US $343,125 (30%) of Grower Fee payable on or before July 31, 2019.

(ii)	The First Milestone Payment: US $228,750 (20%) of Grower Fee payable on or before August 25, 2019, upon the Company's acceptance of the submission of the Contractor's first monthly Milestone Reports and Financial Reports(as defined in Exhibit A and Section 15);

(iii)	The Second Milestone Payment: US $228,750 (20%) of Grower Fee payable on or before September 25, 2019,upon the Company's acceptance of the submission of the Contractor's second monthly Milestone Reports and Financial Reports;

(iv)	The Third Milestone Payment: US $228,750 (20%) of Grower Fee payable on or before October 25, 2019, upon the Company's acceptance of the submission of the Contractor's last monthly Milestone Reports and Financial Reports;

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(v)	The "Harvest Payment": US $114,375 (10%) of Grower Fee payable on or before November 25, 2019, upon the Company's acceptance of the submission of the Contractor's last monthly Milestone Reports and Financial Reports, and upon Contractor's receipt of the harvest confirmation from the Company in writing.

3.	Detail of Grower Fee and Requirements

a.	All Parties agree that it costs US $12.50 per Matured Plant (as defined below) and Company agrees to invest a minimum of US$ 1,143,750.00 for 91,500 Matured Plants. the Matured Plant means a plant genus Cannabis within the plant family Cannabis that has flowers and that contains no less than one (1) pound of dry flower in average (the "Minimum"); Contractor shall guarantee that each of 91,500 plants shall contain a Minimum of dry hemp flower and the total weights of dry flowers will not be less than 91,500 pounds.

All parties agree that if the number of Matured Plant exceed 91,500 in total upon harvest, Company shall have the first right of refusal to purchase any of the excess hemp beyond 91,500 plants (the "Excess") at its discretion; provided the price of the Excess shall be at US$12.18 per Matured Plant. If the Company chooses to acquire the Excess, such excess amount shall be paid concurrently with the Harvest Payment.

b.	Contractor agrees that all seeds planted pursuant to this Agreement shall comply with the certificate of analysis report per Exhibit E attached.;

c.	All Matured Plants shall be harvested and packaged according to Company's request, the dry flower and leaf will be packed separately, and each package will contain the type of product and weight;

d.	All the flowers of plants shall pass the tests regulated by USDA;

4.	Detailed Description of Contractor Duties

(a)	Contractor shall provide the services as grower for Company in a manner consistent with good business practice within the industry, and consistent with all Regulations and Laws of the Navajo Nation San Juan River Farm Board.

(b)	Contractor shall provide such services for Company in conformity with standards for the hemp industry, including activities which are customary and usual in connection with them (more specifically including the services set forth in Exhibit A below). Except as expressly limited under this Agreement and subject to the ultimate supervision of Company, Contractor shall supervise and direct the management of the all the independent workers/sub-contractors in all phases of farming activities.

(c)	Contractor shall apply the standards of performance to meet those of the regulatory bodies, agencies and authorities having jurisdiction over Contractor.

(d)	Contractor shall provide all reasonable and necessary supervision of all independent workers/sub-contractors and the operation of them.

(e)	Contractor agrees to perform all customary functions which are reasonably required in conformity with industry standards.

(f)	Contractor shall assist and cooperate with Company in maintaining all licenses and permits required in connection with the operation, if applicable.

(g)	Contractor shall, with the prior approval of Company, take any and all reasonable actions (including legal action) or proceedings to prevent any legal disposure in the Navajo Nation San Juan River Farm.

(h)	Contractor shall fully abide by the Farm Lease agreement by and between NAAC and Farm 10, dated April 1, 2019,attached as Exhibit C.

(i)	Contractor shall grant to the Management the access to the Work wherever it is in preparation and progress at all times and agrees to accept the supervision of the Management.

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(ii)	Contractor shall deliver to the designated place by Company all the Matured Plant accepted by the Company and packed by the Contractor no later than November 30 2019 at the expense of the Company.

5.	Detailed Description of Management Duties

(a)  The Management shall supervise the work conducted by the Contractor, Contractor's employees and all sub-subcontractors, their agents and all other persons performing any of the work under this Agreement with the Contractor (" Work"), using the Management's best skill and attention;

(b)  The Management shall make periodic visits to the site to determine in general if the Work is proceeding in accordance with the terms of Agreement. On the basis of on-site observations, the Management shall keep the Company informed of the progress of the Work by submitting weekly report to the Company and shall endeavor to guard the Company against defects and deficiencies in the Work.

(c)  The Management shall make exhaustive and continuous on-site inspections to check the quality or quantity of the Work.

6.	Representation and Warranties

Each Party hereby represents and warrants that it (a) has the right, power, and authority to enter into and perform its obligations under this Agreement; (b) has taken all requisite corporate action to approve execution, delivery, and performance of this Agreement; (c) this Agreement constitutes a legal, valid, and binding obligation upon itself.

All Parties represents all matters in Section 3 (a)-(d).

7.	Compliance with Governmental Regulations

Contractor shall take all required action to comply promptly with all Federal, Navajo Nation San Juan River Farm, State, County and Municipal rules, regulations and orders, provided, however, that if Company is contesting or has affirmed its intention to contest any such rule, regulation or order, Contractor shall not take any action under this paragraph. Contractor shall, within forty-eight (48) hours of receipt of any Federal, State, County or Municipal rule, regulation or order, notify Company in writing of its receipt of such order, rule or regulation.

8.	Insurance Coverage

Contractor shall maintain in full force and effect all policies of insurance now existing in connection with the performance of Services, the buildings and equipment thereon, and the inventory, including but not limited to public liability insurance, general liability insurance, property damage and personal injury insurance, and fire and theft coverage if able. Contractor shall bear the cost of any such insurance coverage and Contractor shall provide a proof of insurance coverage to Company. If Contractor's insurance coverage could not cover Company's damages arising from the Agreement hereto, Contractor shall indemnify Contractor's damage which is not covered by Contractor's insurance.

9.	Indemnification

Contractor assumes all liability for and agrees to defend, indemnify and hold Company, its employees and its agents or subsidiaries, harmless from all loss, damage, cost and expense, including all attorneys' fees incurred by Company arising from or in any way connected with the Contractor's operations or the operations of any subcontractor, agent, servant or employee of the Contractor, including without limitation, bodily injury, sickness and/or disease, including death at any time, resulting from such bodily injury, sickness and/or disease, sustained by any person while in, on or about the performance of Services.

10.	Storage

Contractor shall provide a storage room, with a fair price to be determined in the future. Contractor also agrees that the Matured Plants owned by Company which is placed in the storage room shall be covered by a proper insurance policy if able of Contractor without any fee imposed to Company until November 30, 2019.

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11.	Precautionary Procedures

Risk warnings, market conditions are unpredictable, and the future harvest will be concentrated in the collection season. Price fluctuation risk is self-controlled, the Contractor has no way to guarantee, try to assist the Company, provide information, and maximize revenue. In order to maximize the benefits of the Company, the Contractor provides dry flower purchase information and sales channels for the Company to choose to maximize its benefits.

12.	Corporate guarantee by the Contractor

Contractor shall maintain in full force and effect all policies of guarantee now existing in connection with the performance of Services, the buildings and equipment thereon, and the inventory, including but not limited to public liability insurance, general liability insurance, property damage and personal injury insurance, and fire and theft coverage if available. If Contractor's insurance coverage could not cover Company's damages arising from the Agreement hereto, Contractor shall indemnify Company's damage which is covered by Contractor's Guarantee.

13.	Indemnification

Contractor assumes all liability for and agrees to defend, indemnify and hold Company, its employees and its agents or subsidiaries, harmless from all loss, damage, cost and expense, including all attorneys' fees incurred by Company arising from or in any way connected with the Contractor's operations or the operations of any subcontractor, agent, servant or employee of the Contractor, including without limitation, bodily injury, sickness and/or disease, including death at any time, resulting from such bodily injury, sickness and/or disease, sustained by any person while in, on or about the performance of Services.

14.	Delivery of Harvested Products

Contractor agrees to deliver the Harvested Products to the designated place by Company in Southern California and bill the Company the actual costs of delivery. The Contractor can be commissioned to sell and be selected by the Company. When the Contractor has the buyer's information, the Company will be notified in time to decide whether or not to agree to sell.

15.	Financial Records and Reports

Contractor shall keep accurate and complete records in accordance with the accounting standards and procedures presently utilized by Company. Company shall have the right at any reasonable time to inspect any such record of Contractor in order to verify the financial reports of Contractor, including but not limited to all checks, bills, vouchers, invoices, statements, cash receipts, correspondence, and all other records in connection with the performance Services. Company shall further have the right to cause an audit to be made of all account books and records connected with the performance Services.

Contractor shall prepare a monthly financial report showing in detail all of the receipts and disbursements from the preceding month and shall prepare a quarterly summary of receipts and disbursements, such monthly and quarterly reports to be submitted to Company within twenty (20) days after the close of the month or quarter, whichever is appropriate.

16.	Time and Termination

This Agreement will continue to be effective from the Effective Date to November 30, 2019, or until terminated by either party upon agreement.

Provided an Event of Default occurs, the non-defaulting party shall have the discretion to terminate this Agreement by giving written notice to the defaulting party to terminate this Agreement. The notice must be issued at least thirty (30) days prior to the proposed expiration date. The defaulting party shall reimburse all the cost and damages (including direct and indirect) occurred to the non-defaulting party by performing this Agreement.

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Events of Default include but not limited to:

1.	Default by the Company in the payment of Grower Fee as set forth in Section 2;
2.	Default by the Contractor in the performance of or breach of any covenant or warranty under this Agreement;
3.	The Personal Guarantee as attached as Exhibit D ceases to be in full force and effect or is disaffirmed or denied, or is found to be unenforceable or invalid; and
4.	Certain events of bankruptcy or insolvency of the Company or the Contractor.

Provided no Event of Default occurs, either party may choose to terminate this Agreement by giving written notice to the other party to terminate this Agreement. The notice must be issued at least thirty (30) days prior to the proposed expiration date. The expiration date may be extended by mutual consent.

17.	Force Majeure

The occurrence of an event which materially interferes with the ability of a Party to perform its obligations or duties hereunder which is not within the reasonable control of the Party affected or any of its Affiliates, and which could not with the exercise of Diligent Efforts have been avoided ("Force Majeure Event"), including, but not limited to, war, rebellion, earthquake, fire, accident, strike, riot, civil commotion, act of God, inability to obtain raw materials, change in Law, shall not excuse such Party from the performance of its obligations or duties under this Agreement, but shall merely suspend such performance during the Force Majeure Event. The Party subject to a Force Majeure Event shall promptly notify the other Party of the occurrence and particulars of such Force Majeure Event and shall provide the other Party, from time to time, with its best estimate of the duration of such Force Majeure Event and with notice of the termination thereof. The Party so affected shall use Diligent Efforts to avoid or remove such causes of non-performance as soon as is reasonably practicable. Upon termination of the Force Majeure Event, the performance of any suspended obligation or duty shall without delay recommence. The Party subject to the Force Majeure Event shall not be liable to the other Party for any damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of a Force Majeure Event, provided such Party complies in all material respects with its obligations under this Agreement.

18.	Notices

Any notices to be given hereunder by either party to the other may be affected either by personal delivery in writing or by registered or certified mail, postage prepaid, with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing at the end of this Agreement, but each party may change its address by giving written notice in accordance with this paragraph. Notices personally delivered shall be deemed communicated as of three (3) days after mailing.

19.	Partial Invalidity

If any provision in this agreement is held by a Court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

20.	Remedies

Should Contractor become incapable of continuing performance of the work herein, whether due to circumstances within or outside of its control, or in material default hereto, Company may terminate this Agreement and Company shall have all available legal remedies and shall be indemnified by the Contractor all loss, damage, cost and expense, including all attorneys' fees incurred by Company arising from or in any way connected with the Contractor's incapability and default hereto.

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Should Contractor fail to grow each Matured Plant which contains less than one (1) pound of dry flower, less than 10% of the total plants (100,000 in total), or less than 100,000 pounds in total weights, Contractor shall make up the deficiency, defined below (the "Deficiency"), to Company by providing additional dry flowers without excuse. The Deficiency is defined as the net difference of one (1) pound less the actual harvested dry flower per Matured Plant.

If more than 10% of the total plants (100,000 in total) contain less than one (1) pound of dry flowers or the total weights is less than 90,000 pounds, it is considered a material breach and constitute an Event of Default.

Should Company be in default of compensation owing at any time under this Agreement, Company shall be deemed to be in default of this Agreement, and Contractor has available to all legal remedies and processes.

21.	Attorneys' Fees and Costs

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs, and necessary disbursements, in addition to any other relief to which such party may be entitled.

22.	Governing Law, Jurisdiction

This Agreement shall be governed by the laws of the Navaho Nation without regard to principles of conflicts of law. All Parties agree to resolve all disputes in the court of Los Angles fora binding Arbitration, see Section 26 below.

23.	General Covenants of Company and Contractor

(a)            Company agrees that it will furnish sufficient funds as grower and management fees to provide for Contractor's performance of Services, see Section 2.

(b)            Each Party shall comply with all federal, the Navajo Nation San Juan River Farm, state and local laws, rules, regulations and requirements which are applicable to either Party.

(c)            Subject to the provisions of this Agreement, all of the costs and expenses of performance of Services by Contractor, including but not limited to the compensation of all Contractor personnel, shall be at the expense of Contractor.

24.	Assignment

Neither this Agreement nor any right, interest, or obligation under it may be assigned, pledged, or otherwise transferred by either Party without the written consent of the other Party, which consent shall not be unreasonably withheld.

25.	Third-Party Beneficiaries

This Agreement is made solely for the benefit of the Parties and their successors and permitted assigns; no other person or entity has, or is entitled to enforce, any rights, benefits, or obligations under this Agreement. The foregoing notwithstanding, Company shall be a third-party beneficiary of this Agreement.

26.	Arbitration of Disputes

If a claim or controversy arising out of or relating to this agreement, the performance or non-performance of services, the quality or appropriateness of the services, and/or other disputes involving productivity, such dispute shall be determined by final and binding arbitration before either the Judicial Arbitration and Mediation Service ("JAMS") or, alternatively, ADR Services, Inc. ("ADR"). The arbitration will be conducted in Los Angeles, California, and shall be administered by and in accordance with either the then existing JAMS Streamlined Arbitration Rules and Procedures or, alternatively, ADR's Arbitration Rules (a copy of such rules will be furnished to you upon request). In rendering the award, the arbitrator shall determine the rights and obligations of the parties according to the substantive law of Navajo Nation and procedural laws of Court of Los Angeles. Neither the Company nor the Contractor, however, will be precluded from obtaining provisional relief, including but not limited to attachment, in any court of competent jurisdiction. Judgment may be entered upon the arbitrator's award by any court having jurisdiction. Should either Party refuses or neglects to appear or participate in the arbitration proceeding, the arbitrator is empowered to decide the claim or controversy in accordance with the evidence presented. PARTY REALIZES THAT BY ACCEPTING THIS ARBITRATION PROVISION, PARTY WAIVE ITS CONSTITUTIONAL RIGHT TO A JURY TRIAL AND THE RIGHT, EXCEPT UNDER LIMITED CIRCUMSTANCES, TO APPEAL THE ARBITRATOR'S DECISION.

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This agreement to arbitrate shall be governed by and interpreted under the procedures of the Federal Arbitration Act, 9 U.S.C. Sections 1-16. In rendering an award, the arbitrator shall apply the substantive law of Navajo Nation, without regard to its choice of laws principles. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement, nor to grant any remedy that is either prohibited by the terms of this Agreement or not available in a court of law.

27.       Waiver

The United States federal government has viewed that anyone who is engaging in Cannabis business, including but not limited to testing lab, is in violation of the Controlled Substances Act (21 U.S.C. § 811), which may render this Agreement invalid. Nevertheless, each Party hereby waives the right to claim such defense or related defenses and agrees that this Agreement is binding upon, and shall inure to the benefit of the Parties hereto.

CONTRACTOR:

/s/ DaMu Lin         7/24/2019

DaMu Lin, authorized officer of Native American Agricultural Company

COMPANY:

/s/ Xiaofeng Peng           07.24.2019

Xiaofeng Peng, authorized officer of

CBD and Hemp Group Co., Ltd

MANAGEMENT:

/s/ Yonglei Zang       7.24.2019

Yonglei Zang, authorized officer of

Hemp Biotechnology, Inc.

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Exhibit A

Scope of Work

a.              Hiring of all employees or independent contractors for the farm used by Company. Contractor will employ and/or enter into consulting contracts with all persons who work on its behalf. All personnel will be either employees or independent contractors of Contractor, and Company shall not be responsible for all income and payroll tax withholding and reporting; and

b.              Advise and notify Company of all equipment and supplies necessary to operate the business and it is Contractor's responsibilities to pay for all equipment and supplies.

c.              Contractor's services will include:

Farm Preparation, Securing Seeds, Planting Seeds, Maintain Plant Count, Watering, Weeding, Male Plant Culling, Fertilization, Harvesting, Drying, Weighing and Packaging of Cannabis from Hemp in Compliance with all Regulations and Laws.

d.              Upon Effective Date of the Agreement, Contractor shall assist in the application and approval of all required, licenses, permits and permissions as needed to have a fully legal Hemp Cultivation with the laws of the Navajo Nation, as regulated and administered by the Navajo Nation San Juan River Farm Board.

e.              Contractor shall prepare each Milestone Report ("Milestone Report"), including but not limited to Pictures, Growth and Size of the hemp, to be submitted and approved by Company 10 days prior to each of the milestone payment.

Contractor agrees to devote its best effort to the performance of its management services. The parties further agree Contractor will perform such other services as agreed upon by the parties from time to time as further agreed by the parties.

e. Location (See Exhibit B)

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Exhibit B

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Exhibit C

Farm Lease Agreement

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Farm Lease

This Lease Agreement (this "Lease") is made effective as of 04/01/2019. by and between an agricultural property known as FARM 10 ("Landlord"), and Native • American Agricultural Company ("Tenant"). The parties agree as follows:

PREMISES. Landlord, in consideration of the lease payments provided in this Lease, leases to Tenant 36 Acre Farm (the "Premises") located near Shiprock Navajo Nation (see attached property description and location map)

TERM. The lease term will begin on April 01, 2019 and will terminate on November 30, 2019.

LEASE PAYMENTS. Tenant shall pay to Landlord monthly installments of 51,000.00, payable in advance on the first day of each month a payment is due. Lease payments shall be made to Landlord in person which location may be changed from time to time by Landlord.

POSSESSION. Tenant shall be entitled to possession on the first day of the term of this Lease and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties in writing. At the expiration of the term, Tenant shall remove its goods and effects and peaceably yield up the Premises to Landlord in as good or better condition as when delivered to Tenant.

CROPS: Landlord acknowledges and allow tenant to plant, cultivate and harvest legally licensed and compliant Hemp plants.

NO PARTNERSHIP. Nothing in this lease shall create a partnership, joint venture. employment, or any other relationship between Lessor and Lessee, than that of landlord and tenant. Neither party shall be liable, except as otherwise expressly provided herein, for the other party's obligations or liabilities. Tenant shall indemnify and hold Landlord and his property, including the Premises, free and harmless from all obligations and liabilities incurred by Lessee in conducting farming or other operations on the Premises, whether under this lease or otherwise.

USE OF PREMISES/ABSENCES. The Premises shall be used for the purpose of planting, growing, and harvesting of hemp crops; The Premises shall not be used for any other purpose without Landlord's prior written consent. Tenant shall carry on all of the activities specified above in accordance with good and best practices of the farming community in which the leased premises are situated. Tenant agrees not to apply pesticides, insecticides, fungicides, herbicides, or other chemical treatments that will have a residual effect beyond the term of this lease.

MAINTENANCE. Tenant shall be responsible for: Planting, cultivation, weed control, irrigation, security and harvesting and any maintenance deemed necessary.

UTILITIES AND SERVICES. Tenant shall pay all costs in connection with Tenant's operations on the leased premises, including but not limited to costs of preparing the leased premises for planting of crops, production costs, costs of tools and labor, electricity and other utilities.

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Farm Lease

DEFAULTS. Tenant shall be in default of this Lease if Tenant fails to fulfill any lease obligation or term by which Tenant is bound. Subject to any governing provision of law to the contrary, if Tenant fails to cure any financial obligation within 5 days (or any other obligation within 10 days) after written notice of such default is provided by Landlord to Tenant, Landlord may elect to cure such default and the cost of such action shall be added to Tenant's financial obligations under this Lease. All sums of money or charges required to be paid by Tenant under this Lease shall be additional rent, whether or not such sums or charges are designated as "additional rent." The rights provided by this paragraph are cumulative in nature and are in addition to any other rights afforded by law.

HOLDOVER. If Tenant maintains possession of the Premises for any period after the termination of this Lease ("Holdover Period"), Tenant shall pay to Landlord lease payment(s) during the Holdover Period at a rate equal to the most recent rate preceding the Holdover Period. Such holdover shall constitute a month-to-month extension of this Lease.

NON-SUFFICIENT FUNDS. Tenant shall be charged the maximum amount allowable under applicable law for each check that is returned to Landlord for lack of sufficient funds.

ACCESS BY LANDLORD TO PREMISES. Subject to Tenant's consent, (which shall not be unreasonably withheld), Landlord shall have the right to enter the Premises to make inspections, provide necessary services.

DANGEROUS MATERIALS. Tenant shall not keep or have on the Premises any article or thing of a dangerous, flammable, or explosive character that might substantially increase the danger of fire on the Premises, or that might be considered hazardous by a responsible person.

MECHANICS LIENS. Neither Tenant nor anyone claiming through the Tenant shall have the right to file mechanics liens or any other kind of lien on the Premises and the filing of this Lease constitutes notice that such liens are invalid. Further, Tenant agrees to (1) give actual advance notice to any contractors, subcontractors or suppliers of goods, labor, or services that such liens will not be valid, and (2) take whatever additional steps that are necessary in order to keep the premises free of all liens resulting from construction done by or for the Tenant.

ASSIGNABILITY/SUBLETTING. Tenant may assign or sublease any interest in the Premises and assign without the prior written consent of Landlord.

GOVERNING LAW. This Lease shall be construed in accordance with the laws of the Navajo Nation.

ENTIRE AGREEMENT/AMENDMENT. This Lease contains the entire agreement of the parties and there are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Lease. This Lease may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

SEVERABILITY. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds

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Farm Lease

Property Description

FARM 10 agrees to plant 5,000 plants per acre and grow 36 acres of hemp.

GPS Coordinates (REQUIRED) GPS coordinates should be provided in DEGREES DECIMAL MINUTES example: (dd° mm.mmm' : example: lat: 38° 9.919N, long: 84° 49.267'W)

Latitude 36°49'58.0"N
Longitude 108°43'43.21"W

Property Map

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Farm Lease

that any provision of this Lease is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written. construed, and enforced as so limited.

WAIVER. The failure of either party to enforce any provisions of this Lease shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Lease.

BINDING EFFECT. The provisions of this Lease shall be binding upon and inure to the benefit of both parties and their respective legal representatives, successors and assigns.

LANDLORD:

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Exhibit D

Personal Guaranty Agreement

This Personal Guaranty Agreement (the "Guaranty") is dated on July 24, 2019.

Guarantors:

DaMu Lin a resident of United States with a State of Nevada driver license # ID 160261810 as the Guarantor A;

And Leo a resident of the United States with a State of California driver license #ID 0517192 as the Guarantor B;

WHEREAS, Native American Agricultural Company, a Company incorporated under the laws of New Mexico with its office at Shiprock, NM ("NAAC" or "Contractor"), Guarantee, and Hemp Biotechnology, Inc., (" Hemp"), a California Limited Liability Company, with offices in Hayward CA, entered into a Management Service Agreement(the "Service Agreement") dated July 15, 2019,pursuant to which NAAC and Hemp will provide services to Guarantee as per the terms of the Service Agreement.

NOW, THEREFORE, the Guarantors hereby irrevocably, absolutely and unconditionally represent, warrant, covenant, agree and confirm to Guarantee, from and after the date of this Guaranty, to guaranty the full performance and contractual obligations of NAAC and Hemp under the Service Agreement (the "Obligations").

The Guarantors waive diligence, presentment, protest, notice of dishonor, notice of default by NAAC and Hemp, notice of acceptance of this Guaranty, and indulgences and notices of every kind. Guarantors waive any rights of subrogate on, indemnity, reimbursement.

NAAC and Hemp may do the following from time to time without notice to, or consent of, Guarantors and without affecting Guarantors' liability under this Guaranty:

a. Change the terms of the Obligations or of any debts or liabilities of NAAC and/or Hemp.

b. Release, settle, or compromise any debts or liabilities of NAAC and/or Hemp.

c. Exchange, modify, release, impair, or fail to perfect a security interest in, any collateral securing the Obligations.

d. Guarantors shall remain liable until all terms of the Obligations are fully performed by NAAC and Hemp, notwithstanding any event that would in the absence of these provisions, resulting in the discharge of Guarantors.

This is a continuing guaranty of performance, not a guaranty of collection. Guarantee may enforce this Guaranty without first proceeding against NAAC, Hemp, any of the guarantors, any other person or any security or collateral, and without first pursuing any other right or remedy. This Guaranty remains enforceable regardless of any defenses that NAAC or Hemp may assert on the Obligations, including but not limited to, breach of warranty, fraud, statute of frauds, bankruptcy, lack of legal capacity, statute of limitations, accord and satisfaction. If foreclosure or other remedy is pursued, only the net proceeds, after deduction of all charges and expenses, shall be applied to the amount due on the Obligations. Guarantee may purchase all or part of the collateral or security at any foreclosure or other sale for its own account and may apply the amount bid against the amount due on the Obligations.

If this Guaranty is given to an attorney for enforcement, Guarantors will reimburse Guarantee for all expenses incurred in connection with enforcement including without limitation reasonable attorney's fees.

No provision of this Guaranty shall be construed to amend the Obligations or to relieve NAAC and Hemp of any obligations.

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If more than one person or party executes a Guaranty as Guarantor of the Obligations of NAAC and Hemp, this Guaranty and the related guaranties by other parties shall bind all such persons and parties jointly and severally. Each of the Guarantors acknowledges that Guarantor has adequate means to obtain from the NAAC and Hemp on a continuing basis, information on the performance of NAAC and Hemp and that each of the Guarantors is not relying on Guarantee to provide this information, now or in the future. The liability of Guarantors shall be reinstated to the extent NAAC and Hemp are required at any time to be liable for the Obligations for any reason.

All rights and remedies of Guarantee under this Guaranty are cumulative and are in addition to other rights and remedies the Guarantee may have. This writing is a complete and exclusive statement of the guaranty agreement between the parties. No course of dealing, course of performance, or parole evidence shall be used to modify its terms. This Guaranty shall inure to the benefit of and may be enforced by Guarantee, its affiliates and any subsequent holder of the Obligations and shall be binding upon and enforceable against Guarantors and the legal representatives, heirs, successors and assigns of Guarantors.

In signing this Guaranty, Guarantors acknowledge and represent that Guarantors HAVE READ THE FORGOING, UNDERSTANDS IT AND SIGN IT VOLUNTARILY as their own free act and deed; and Guarantors execute this guaranty for full, adequate and complete consideration fully intending to be bound by same.

This Guaranty shall be governed by and construed under the laws of the State of New Mexico in all respects as such laws are applied to the Guaranty among New Mexico State residents entered into and performed entirely within the State of New Mexico.

Parties agrees that all legal proceedings concerning the interpretations, enforcement and defense of the Guaranty shall be commenced exclusively in the state and federal courts sitting in the City of Albuquerque. Parties hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Albuquerque, for the adjudication of any dispute hereunder or in connection herewith or with the Guaranty herein, and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Parties hereby consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to other party at the address in effect for notices to it under this Guaranty and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS GUARANTY HEREBY.

This Guaranty may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by a fax machine shall be binding to the same extent as an original signature page, regarding any agreement subject to the terms hereof or any amendment thereto.

By: /s/ DaMu Lin          7/24/2019

DaMu Lin

By: /s/ Zhang Yonglie         7.24.2019

Zhang Yonglei

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[drivers’ license appears hear]

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Exhibit E

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Exhibit F

Bank Account Information

Native American Agricultural Company

Bank of America

Account Number: xxxxxxxxxx

Routing Number: xxxxxxxxx

SWIFT code xxxxxxxxxx for incoming wires in U.S. dollars

SWIFT code xxxxxxxxxx for incoming wires in foreign currency

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